Exhibit 99.2

      AmeriCredit Corp. Commences Tender Offer for Its 9 1/4% Senior Notes
                         Due 2004 to be Funded Through
                     the Proposed Issuance of Senior Notes

FORT WORTH,  Texas--(BUSINESS WIRE)--June 5, 2002--AmeriCredit Corp. (NYSE:ACF -
News) announced today that it intends to commence a tender offer and consent solicitation for all of its outstanding 9 1/4% Senior Notes due 2004. AmeriCredit intends to fund the tender offer with the net proceeds from its proposed issuance of $300 million aggregate principal amount of notes. The tender offer is conditioned upon the consummation of the proposed sale of the notes and other general conditions.

In connection with the tender offer, AmeriCredit will be soliciting consents to proposed amendments to the indentures governing the 9 1/4% Senior Notes due
2004. The proposed amendments would eliminate substantially all of the restrictive covenants and certain events of default from the indentures governing the notes. Holders that tender their notes will be required to consent to the proposed amendments, and holders that consent to the proposed amendments will be required to tender their notes. Tendering holders who validly tender their notes and deliver consents by the consent date, which is Wednesday, June 19, 2002, will receive total consideration of $1,023.13 per $1,000 principal amount of such notes. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of 9 1/4% Senior Notes due 2004. Holders who validly tender their notes after the consent date will only receive tender consideration of $1,003.13 and will not receive the consent payment.

The consent solicitation will expire at 5:00 P.M. New York City time, on Wednesday, June 19, 2002, and the tender offer will expire at 12:00 midnight, New York City time on Wednesday, July 3, 2002, in each case unless extended or earlier terminated by AmeriCredit. AmeriCredit currently plans to redeem, at a redemption price of $1,023.13 per $1,000 principal amount of such notes, all untendered 9 1/4% Senior Notes due 2004 in accordance with the terms and conditions of the indentures governing the notes.

Copies of the tender offer and consent solicitation documents can be obtained by contacting D.F. King & Co., Inc., the Information Agent for the consent solicitation, at (800) 431-9642.

Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions concerning the tender offer and the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327.

This press release is not an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent. The consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 6, 2002, and related documents (as may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer and consent solicitation. This press release shall not constitute a notice of redemption of the notes.

AmeriCredit Corp. is the largest independent middle-market auto finance company in North America. Using its branch network and strategic alliances with auto groups and banks, the company purchases installment contracts made by auto dealers to consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers throughout the United States and Canada and more than $13 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

This press release contains several "forward-looking statements." Forward-looking statements are those, which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. Forward-looking statements are the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties, which could cause actual results to differ significantly from historical results or from those anticipated by the Company. The most significant risks are detailed from time to time in the Company's filings and reports with the Securities and Exchange
Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2001. Such risks include - but are not limited to - fluctuating interest rates, dependence on credit facilities and securitization programs, liquidity and capital needs, increased competition, regulatory changes, tightening labor markets, and deteriorating portfolio performance. It is advisable not to place undue reliance on the Company's forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
     AmeriCredit Corp., Fort Worth
     Kim Pulliam, 817/302-7009
        or
     Susan Sheffield, 817/302-7355